Exhibit 10.1

March 17, 2024

Via Email at david.beers@celularity.com

Celularity Inc.

Attn: David C. Beers

170 Park Avenue

Florham Park, New Jersey 07932

Re:	Extension to Maturity Date

Dear Mr. Beers:

This letter agreement (“Agreement”) is entered into as the date first written above between YA II PN, Ltd. (the “Lender”) and Celularity, Inc. (the “Company”). Reference is made to (i) that certain Standby Equity Distribution Agreement, dated as of March 13, 2024 (the “SEPA”), (ii) the Convertible Promissory Note, Number CELU-1, dated as of March 13, 2024, delivered by the Company to the Lender (the “Note”), and (iii) that certain Registration Rights Agreement, dated as of March 13, 2024, by and between the Company and the Lender (the “Registration Rights Agreement”). The Note, the SEPA, the Registration Rights Agreement and all other instruments, notes, agreements or other documents or items executed or delivered in connection with any of the foregoing are referred to as the “Financing Documents.” All capitalized terms used herein and not otherwise defined herein shall have the meanings given in the Note.

The Company hereby confirms, acknowledges and agrees that as of March 13, 2025, the Company owes the Lender the amount of $2,152,602.744 plus interest that has accrued or shall continue to accrue since March 13, 2025 (the “Obligations”). The Company hereby acknowledges and agrees that (i) the Company’s failure to file a Registration Statement (as defined in the Registration Rights Agreement) on or before the Filing Deadline (as defined in the Registration Rights Agreement) and (ii) the Company’s failure to have a Registration Statement declared by the SEC on or before the Effectiveness Deadline (as defined in the Registration Rights Agreement) are events that have occurred (the “Specified Event”), and are continuing as of the date hereof. Each of the aforementioned Specified Events, but for the agreements set forth herein, would constitute an Event of Default and entitle the Lender to exercise its rights and remedies under the Financing Documents, applicable law or otherwise. The Company further represents and warrants, to the best of its knowledge, that as of the date hereof no other Event of Default under the Financing Documents exists.

In consideration of the covenants and agreements set forth herein, the Lender hereby agrees (i) that the Maturity Date of the Note (which was March 13, 2025) is hereby extended to May 12, 2025, and (ii) to forbear from exercising its rights and remedies under the Financing Documents solely with respect to the Specified Events and any other Event of Default that may arise under Section 2(a)(i) of the Note until May 12, 2025 (the “Waiver Period”); provided that (i) the Company strictly complies with the terms of this Agreement and (ii) there is no occurrence or existence of any other Event of Default or any breach of any term of any of the Financing Documents. Upon the termination or expiration of the Waiver Period, the agreement of the Lender to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit the Lender to exercise its rights and remedies immediately, including, but not limited to, the acceleration of all of the amounts owing in respect of the Note without any further notice, passage of time or forbearance of any kind. This Agreement shall be deemed to satisfy any and all requirements by the Lender to notify the Company of the occurrence of the Specified Events and satisfies any obligation by the Lender to give the Company an opportunity to cure the Specified Events.

In consideration for the Lender’s agreement in the immediately preceding paragraph, the Company agrees to (i) issue to the Lender as a forbearance fee 100,000 shares of the Company’s restricted common stock with such shares having piggy back registration rights such that the resale of such shares by the Lender shall be included on any registration statement filed by the Company after the date hereof; and (ii) repay the Obligations in full on or before May 12, 2025 pursuant to the wire instructions set forth as Exhibit A hereto.

Acknowledgement of Obligations. The Company hereby acknowledges, confirms and agrees that as of the date hereof, the Company is indebted to the Lender under the Financing Documents in an amount equal to $2,152,602.74 plus interest that has accrued or may accrue since March 13, 2025. The Obligations are unconditionally owing by the Company to the Lender, without offset, defense or counterclaim of any kind, nature or description whatsoever.

Binding Effect of Documents. The Company hereby acknowledges, confirms and agrees that: (a) each of the Financing Documents to which it is a party has been duly executed and delivered to the Lender and each is in full force and effect as of the date hereof, (b) the agreements and obligations of the Company contained in such documents and in this Agreement constitute the legal, valid and binding obligations of the Company, enforceable against each in accordance with their respective terms, and the Company has no valid defense to the enforcement of such obligations, and (c) the Lender is and shall be entitled to the rights, remedies and benefits provided for in the Financing Documents and applicable law, without setoff, defense or counterclaim of any kind, nature or descriptions whatsoever.

Release. In exchange for the accommodations made by the Lender herein, the Company hereby, on behalf of itself and its or his agents, representatives, attorneys, assigns, heirs, subsidiaries, executors and administrators (collectively, the “Releasing Parties”) RELEASE AND FOREVER DISCHARGE the Lender and its subsidiaries and its and their respective affiliates, parents, joint ventures, officers, directors, shareholders, interest holders, members, managers, employees, consultants, representatives, successors and assigns, heirs, executors and administrators from all causes of action, suits, debts, claims and demands whatsoever known or unknown, at law, in equity or otherwise, which the Releasing Parties ever had, now have, or hereafter may have on or prior to the date hereof, and any claims for reasonable attorneys’ fees and costs, and including, without limitation, any claims relating to fees, penalties, liquidated damages, and indemnification for losses, liabilities and expenses.

No Waiver. The Lender has not waived, is not by this Agreement waiving, and has no intentions of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Specified Events or otherwise), and the Lender has not agreed to forbear with respect to any of its rights or remedies concerning any Events of Default (other than, during the Waiver Period, the Specified Events to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof.

Except as set forth herein, the Lender reserves the right, in its discretion, to exercise any or all of its rights and remedies under the Financing Documents as a result of any breach or Events of Default which may be continuing on the date hereof or any breach or Event of Default which may occur after the date hereof, and the Lender has not waived any of such rights or remedies, and nothing in this Agreement, and no delay on its part in exercising any such rights or remedies, shall be construed as a waiver of any such rights or remedies.

Effect; Continuing Validity. Except as specifically set forth herein, the terms and conditions of the Financing Documents shall remain unmodified and are hereby ratified by the parties. The Company acknowledges and agrees that, except as otherwise expressly provided in this Agreement, all terms, conditions and provisions of the Financing Documents shall continue in full force and effect and remain unaffected and unchanged. Except as specifically set forth herein, this Agreement in no way acts as a release or relinquishment of, and in no way affects, the Lender’s rights created by or arising under the Financing Documents. Such rights are hereby ratified, confirmed, renewed and extended in all respects by the Company. The Financing Documents, and all of the Lender’s rights and remedies thereunder and the indebtedness represented thereby are hereby recognized, renewed, extended and continued in full force and effect for the benefit of the Lender. Furthermore, the parties hereby agree that Lender shall have the right (but not the obligation) to convert, on one or more occasions all or part of the Note in accordance with Section (3) thereof (and subject to the limitations set out in Section 3(c)) at any time after the date hereof until all amounts outstanding under the Note have been repaid in full.

Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement. No waiver of any provision of this Agreement shall be effective or enforceable unless made in writing signed by the party waiving any right or privilege hereunder.

Sincerely,

Yorkville Advisors Global, LP

By:	Yorkville Advisors Global, LLC
Its:	General Partner

By:	/s/ Matt Beckman
Matt Beckman, Member

Accepted and agreed:

Celularity Inc.

By:	/s/ David Beers
David Beers, Chief Financial Officer

EXHIBIT A

WIRE INSTRUCTIONS